Exhibit 99.1

McEWEN MINING: 2023 YEAR END AND Q4 RESULTS

2023 Net income $1.15/share vs. 2022 net loss $1.71/share

TORONTO, February 29th, 2024 - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) today reported its fourth quarter (“Q4”) and full year 2023 financial and operational results. Net income for the year was $54.7 million or $1.15 per share versus a 2022 net loss of $81.1 million or $1.71 per share! Gold production at the Fox Complex and Gold Bar mine came in just above the low end of guidance and San José just below guidance. However, cash costs(1) and AISC(1) per ounce remain 12-18% higher than guided and need more attention.

Growth Plans for 2024

“Our biggest single asset with the greatest near-term potential to increase our share value is our 48% owned subsidiary McEwen Copper. Its 2nd and 3rd largest shareholders are global giants, Rio Tinto and Stellantis, the world’s 2nd largest mining company and the world’s 4th largest automaker, owning 14.5% and 19.4% of McEwen Copper, respectively. McEwen Copper is driving hard, with 22 drills operating on site, to complete the necessary work to deliver a bankable Feasibility Study in Q1 2025.

Compared to conventional copper mines, Los Azules is designed with a much lighter impact on the environment, initially emitting one third (1/3) of the CO2-e emissions and progressing to net-zero carbon by 2038, utilizing one quarter (1/4) the water, powered by 100% renewable electricity, and producing sustainable copper cathode.

At our Canadian and Mexican mines we are advancing two important development projects. At the Fox Complex, the construction of the underground ramp access to the Stock orebodies will start in Q1. The Stock West deposit will become the primary source of production following the completion of mining at the Froome deposit in 2026. At the Fenix project, construction is expected to start in H2. Both of these projects are designed to extend the mine lives by over 9 years,” said Rob McEwen, Chairman and Chief Owner.

Individual Mine Performance and Growth (see Table 1 and 2)

Fox Complex, Timmins, Canada

Fox performed well in 2023, achieving its annual production guidance. Mill throughput achieved a record average of 1,300 tonnes per day in Q4, the highest since our acquisition in 2017. As a result, mill throughput in Q4 was 36% higher than in Q4 2022. This is an important achievement by our team in Canada, as we aim to continue to increase mining productivity and mill throughput capacity during 2024 in preparation for production from our Stock West project. While we work to develop our ramp access to Stock West in 2024, with completion expected by the end of 2025, we also intend to conduct exploration activities at Stock East and Stock Main. We see operational improvements and cost savings at Stock as compared to Froome due to the close proximity of the Stock Mill (expected savings of $7 per tonne), softer material enabling higher mill throughput, and deposits which are not encumbered by a meaningful royalty or a stream (Froome’s 2023 stream cost estimated at $108 per ounce produced). Exploration activities are also underway with our Grey Fox project where we see significant long-term growth potential. In 2023, cash costs(1) of $1,157 per GEO sold were higher than our annual guidance of $1,020 per GEO sold due to moving to contractor crushing in early 2023, however AISC(1) of $1,351 per GEO sold came in below guidance of $1,465 per GEO sold, as a result of reduced sustaining capital expenditure requirements enabled by the productivity improvements achieved by contractor crushing.

McEwen Mining Inc.	Page 1

Gold Bar, Nevada, USA

Despite weather conditions in early 2023 that led to flooding and a slowdown of production at Gold Bar, our team ramped up gold production significantly through Q4, as planned, and achieved its annual production guidance. Cash costs(1) of $1,565 per GEO sold and AISC(1) of $1,891 per GEO sold were 12% and 13% higher than annual guidance of $1,400 and $1,680 per GEO sold, respectively, but improved compared to 2022 as a result of mine contractor and crushing crew productivity, as well as the expansion of our heap leach pad, which was completed on time and on budget. Our Q4 unit costs were significantly below annual guidance at cash costs(1) of $1,253 and AISC(1) of $1,467, and we expect similar trends during H1 2024.

San José, Santa Cruz, Argentina(4)

San José had a difficult start to 2023 as seen in our Q1 results. The team at San José was quick to respond by implementing operational changes that resulted in consistent quarterly improvements to production and unit costs. This was achieved through mining and processing more tonnes containing higher average gold and silver grades compared to Q1. As a result, San José achieved annual production of 65,800 GEOs(2) in 2023, slightly under the production guidance range of 66,000 to 74,000 GEOs(2). Annual cash costs(1) of $1,413 per GEO sold and AISC(1) of $1,840 per GEO sold remained 12% and 18% higher than guidance of $1,250 and $1,550 per GEO sold, respectively, as a result of lower than expected metal grades. By Q4, cash costs(1) of $1,228 per GEO sold and AISC(1) of $1,573 per GEO sold were achieved, which was in line with annual guidance. With the investment in improving the mine plan in mid-2023 and recent exploration results indicating better than expected grades on portions of 2024 production targets, we expect operations to continue to improve. Early 2024 production and financial results have exceeded expectations to date.

Table 1: Comparative production and cost per oz results for Q4 and full year 2023 and 2022, and 2023 guidance:

	Q4		Full year		Full Year 2023
	2022	2023	2022	2023	Guidance Range
Consolidated Production
Gold (oz)	28,970	42,400	102,680	128,650	123,000-139,000
Silver (oz)	702,000	635,650	2,598,230	2,166,850	2,300,000-2,600,000
GEOs(2)	37,280	49,850	133,300	154,600	150,000-170,000
Gold Bar Mine, Nevada
GEOs(2)	7,940	19,800	26,620	43,700	42,000-48,000
Cash Costs/GEO(1)	1,083	1,345	1,622	1,565	$1,400
AISC/GEO(1)	1,395	1,506	1,989	1,891	$1,680
Fox Complex, Canada
GEOs(2)	9,870	10,200	36,650	44,450	42,000-48,000
Cash Costs/GEO(1)	1,137	1,253	1,020	1,157	$1,000
AISC/GEO(1)	1,606	1,467	1,465	1,351	$1,320
San José Mine, Argentina (49%)(4)
Gold production (oz)	11,170	11,700	38,610	39,700	39,000-43,000
Silver production (oz)	700,850	635,650	2,593,300	2,166,850	2,300,000-2,600,000
GEOs(2)	19,420	19,150	69,130	65,650	66,000-74,000
Cash Costs/GEO(1)	$1,321	$1,228	$1,306	$1,413	$1,250
AISC/GEO(1)	$1,701	$1,573	$1,714	$1,840	$1,550

McEwen Mining Inc.	Page 2

Table 2: 2024 Production & Costs per GEO Guidance

2024 Guidance
100% Owned Mines (Gold Bar and Fox)
GEOs(2)	80,000-85,000
Cash Costs/GEO(1)	$1,350-1,450
AISC/GEO(1)	$1,550-1,650
Gold Bar Mine, Nevada
GEOs(2)	40,000-43,000
Cash Costs/GEO(1)	$1,450-1,550
AISC/GEO(1)	$1,650-1,750
Fox Complex, Canada
GEOs(2)	40,000-42,000
Cash Costs/GEO(1)	$1,225-1,325
AISC/GEO(1)	$1,450-1,550
San José Mine, Argentina (49%)
GEOs(2)	50,000-60,000
Cash Costs/GEO(1)	$1,300-1,500
AISC/GEO(1)	$1,500-1,700

Advances in Q4 2023

•	McEwen Copper: Financings with Stellantis and Nuton (Rio Tinto) were closed in Q4, raising ARS $42 billion and $10.0 million, respectively, at a value of $26.00 per share, implying a market value of $800 million for McEwen Copper. Concurrently with these transactions, McEwen Mining sold 232,000 common shares of McEwen Copper in return for $6.0 million. After the closing of these transactions, Stellantis and Nuton own 19.4% and 14.5%, respectively, of McEwen Copper, while the Company’s ownership decreased to 47.7%.

•	Safety at all of our operations was excellent with no lost-time incidents.

•	Gold Bar: During Q4, we achieved new daily, monthly, and quarterly production records as a result of the improvements in mining productivity, the addition of crushing crews and the completion of the heap leach pad expansion.

•	Fox Complex: We achieved the highest average daily mill throughput on record since acquisition in 2017, reaching 1,300 tonnes per day during Q4, and are currently reviewing improvements in 2024 to mining productivity and processing flowsheets to continue to increase throughput levels.

•	In December, the Company completed a private placement offering of 1,903,000 flow-through common shares for gross proceeds of $16.1 million (CAD $22.0 million) to be used exclusively to support exploration and development work at the Fox Complex, which includes the development of the Stock ramp.

•	We continue to invest heavily in exploration and the results have been most encouraging, particularly at Los Azules, where the resource base increased by 27%, and at the Fox Complex, where the results allow us to see the potential for significant increase in mine life at Stock and Grey Fox.

McEwen Mining Inc.	Page 3

Financial Results

McEwen Mining ceased being the majority owner of McEwen Copper after the October 2023 financing (moving from 51.9% to 47.7% ownership), therefore for the fourth quarter and moving forward the Company’s financial statements no longer consolidates McEwen Copper on a 100% basis, and instead accounts for McEwen Copper as an equity investment. As a result of the deconsolidation of McEwen Copper, we recognized a gain of $224 million and an investment value of $384 million based on the value per share achieved in our October financing.

Notice to reader: Under US GAAP, McEwen Mining consolidates 100% of the accounts of its fully owned and majority owned subsidiaries in its reported financial results. Entities over which we exert significant influence but do not control (such as Minera Santa Cruz S.A. (“MSC”), the operator of the San José mine, and McEwen Copper, the owner of the Los Azules copper project) are presented as equity investments on our balance sheet.

Net income for full year 2023 was $54.7 million, or $1.15 per share, compared to net loss of $81.1 million, or $1.71 per share for full year 2022. Our net income for full year 2023 improved primarily as a result of the $224.0 million accounting gain recognized on the deconsolidation of McEwen Copper. Net income for Q4 was $137.9 million, or $2.88 per share, compared with a net loss of $37.4 million, or $0.79 per share for Q4 2022.

Liquidity and Capital Resources

We reported consolidated cash and cash equivalents of $23.0 million and consolidated working capital of $22.7 million as at December 31, 2023, compared to the respective numbers at December 31, 2022, of $39.8 million and negative $2.5 million. The reported consolidated cash balance at December 31, 2023 does not include cash balances held by McEwen Copper given the deconsolidation recognized in Q4 2023; while our cash and cash equivalents balance of $39.8 million included $38.1 million attributable to McEwen Copper.

During 2023, we decreased our total debt by $25 million or 38% to $40 million and entered into the Third Amended and Restated Credit Agreement effective May 23, 2023.

The Company also holds a portfolio of royalties including a 1.25% net smelter royalty at both our Los Azules and Elder Creek properties, together with other royalties on properties in Nevada, Yukon, Canada and in Santa Cruz, Argentina.

Exploration

Exploration results from the Stock deposits at the Fox Complex were published in a separate press release on February 28th. Highlights include a 31% increase in gold resources compared to 2022. Drilling in the Stock East deposit area returned high grade intersections up to 121.5 grams per tonne (3.91 oz/t) in an orientation that suggests that earlier drilling may have missed other possible high-grade occurrences.

Gold Bar exploration activities are currently focused on discovering near mine resources. Additional drilling targets have been identified at our Pick and Cabin pits to expand upon results from our 2023 drilling.

McEwen Copper

New metallurgical and exploration results from Los Azules were published in news releases dated February 22nd and 26th. Metallurgical highlights include a 76% expected average copper recovery (3.2% higher compared to the 2023 NI 43-101 Preliminary Economic Assessment (“PEA”)) during the 27-year life of mine and 8.3% lower acid consumption, resulting in a potential increase in the project after-tax NPV(8%) of $262 million(3). Exploration highlights included 446 m of 0.76% including 76 m of 0.92% (hole AZ23228MET). Our 2023-2024 drilling season began in October 2023; during Q4 we completed over 74,000 feet (22,627 meters) of drilling out of a full season target of 203,000 feet (62,000 meters). A full complement of 22 drill rigs is operating on site to reach this target.

McEwen Mining Inc.	Page 4

Confirmatory metallurgical testing and a large drilling campaign to upgrade resources, as well as geotechnical, hydrological, and geohydrological works are well underway to support the delivery of the feasibility study by early 2025.

We own a 47.7% interest in McEwen Copper Inc., which holds a 100% interest in the Los Azules copper project in San Juan, Argentina, and the Elder Creek exploration project in Nevada, USA. The last financings completed by McEwen Copper with Stellantis and Nuton (Rio Tinto) gave the Company a market value of $800 million. This translates to $384 million for McEwen Mining shareholders’ 47.7% ownership.

Management Conference Call

Management will discuss our Q4 financial results and project developments and follow with a question-and-answer session. Questions can be asked directly by participants over the phone during the webcast.

Friday Mar 1, 2024 at 10:00 AM EST	Toll Free (US & Canada):	(888) 210-3454
	Toll Free Dial-In Other Countries:	https://events.q4irportal.com/custom/access/2324/
	Toll Dial In:	(646) 960-0130
	Conference ID Number:	3232920
	Event Registration Link:	https://events.q4inc.com/attendee/876515509

An archived replay of the webcast will be available approximately 2 hours following the conclusion of the live event. Access the replay on the Company’s media page at https://www.mcewenmining.com/media.

Notes:

1.	Cash gross profit, cash costs per ounce, all-in sustaining costs (AISC) per ounce, adjusted net income or loss and adjusted net income or loss per share are non-GAAP financial performance measures with no standardized definition under U.S. GAAP. For definition and reconciliation of the non-GAAP measures see "Non-GAAP Financial Measures" section in this press release and the unaudited Consolidated Balance Sheets and Consolidated Statements of Operations and Comprehensive Income below.
2.	'Gold Equivalent Ounces' are calculated based on a gold to silver price ratio of 85:1 for Q4 2023, 83:1 for 2023, 85:1 for Q4 2022 and 84:1 for 2022. 2023 and 2024 production guidance is calculated based on 85:1 gold to silver price ratio.
3.	This disclosure should not be taken to modify or update the conclusions of the PEA.
4.	Please refer to the “Reliability of Information Regarding San José” section in this press release.

McEwen Mining Inc.	Page 5

MCEWEN MINING INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

FOR THE YEARS ENDED DECEMBER 31,

(unaudited, in thousands of U.S. dollars, except per share amounts)

	2023	2022	2021
Revenue from gold and silver sales	$166,231	$110,417	$136,541
Production costs applicable to sales	(119,230)	(91,260)	(119,223)
Depreciation and depletion	(29,221)	(19,701)	(23,798)
Gross profit (loss)	17,780	(544)	(6,480)

OTHER OPERATING EXPENSES:
Advanced projects - Los Azules	(80,038)	(61,148)	(5,019)
Advanced projects - Other	(6,292)	(5,580)	(7,420)
Exploration	(20,167)	(14,973)	(22,604)
General and administrative	(15,449)	(11,890)	(11,435)
Loss from investment in McEwen Copper Inc.	(60,084)	—	—
Loss (income) from investment in Minera Santa Cruz S.A.(4)	(281)	2,776	(7,533)
Depreciation	(1,086)	(733)	(339)
Reclamation and remediation	(2,693)	(3,345)	(3,450)
	(186,090)	(94,893)	(57,800)
Operating loss	(168,310)	(95,437)	(64,280)

OTHER INCOME (EXPENSE):
Interest and other finance income (expenses), net	36,918	(7,789)	(6,200)
Other (expense) income	(29,925)	22,938	6,281
Gain on deconsolidation of McEwen Copper Inc.	224,048	—	—
Total other income	231,041	15,149	81
Income (loss) before income and mining taxes	62,731	(80,288)	(64,199)
Income and mining tax recovery (expense)	(31,873)	(5,806)	7,315
Net income (loss) after income and mining taxes	62,731	(86,094)	(56,884)
Net loss attributable to non-controlling interests	23,872	5,019	172
Net income (loss) and comprehensive income (loss) attributable to McEwen shareholders	$54,730	$(81,075)	$(56,712)

Net income (loss) per share:
Basic and diluted	$1.15	$(1.71)	$(1.25)
Weighted average common shares outstanding (thousands):
Basic and diluted	47,544	47,427	45,490

McEwen Mining Inc.	Page 6

MCEWEN MINING INC.

CONSOLIDATED BALANCE SHEETS AS AT DECEMBER 31,

(unaudited, in thousands of U.S. dollars and shares)

	December 31,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$23,020	$39,782
Investments	1,743	1,295
Receivables, prepaids and other current assets	5,578	8,840
Due from McEwen Copper Inc.	2,376	—
Inventories, current portion	19,944	31,735
Total current assets	52,661	81,652
Mineral property interests and plant and equipment, net	170,000	346,281
Investment in McEwen Copper Inc.	323,884	—
Investment in Minera Santa Cruz S.A.(4)	92,875	93,451
Inventories	10,100	2,432
Restricted cash	4,490	3,797
Other assets	674	1,106
TOTAL ASSETS	$654,684	$528,719

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$22,656	$42,521
Flow-through share premium	1,661	4,056
Reclamation and remediation liabilities, current portion	3,105	12,576
Tax liabilities	1,603	7,663
Lease liabilities, current portion	978	1,215
Long-term debt, current portion	—	10,000
Contract liability	—	6,155
Total current liabilities	30,003	84,186
Long-term debt	40,000	53,979
Reclamation and remediation liabilities	39,916	29,270
Deferred tax liabilities	38,586	—
Lease liabilities	488	1,191
Other liabilities	3,840	3,819
Total liabilities	$152,833	$172,445

Shareholders’ equity:
Common shares	$1,768,456	$1,644,144
Non-controlling interests	—	33,465
Accumulated deficit	(1,266,605)	(1,321,335)
Total shareholders’ equity	501,851	356,274
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$654,684	$528,719

McEwen Mining Inc.	Page 7

MCEWEN MINING INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31,

(unaudited, in thousands of U.S. dollars and shares)

	Common Shares
	and Additional			Non-
	Paid-in Capital		Accumulated	controlling
	Shares	Amount	Deficit	Interests	Total
Balance, December 31, 2020	41,659	$1,548,876	$(1,183,548)	$—	$365,328
Stock-based compensation	—	837	—	—	837
Sale of flow-through shares	1,260	10,785	—	—	10,785
Sale of shares for cash	3,000	29,875	—	—	29,875
Issuance of equity by subsidiary	—	25,051	—	14,949	40,000
Net loss and comprehensive loss	—	—	(56,712)	(172)	(56,884)
Balance, December 31, 2021	45,919	$1,615,424	$(1,240,260)	$14,777	$389,941
Stock-based compensation	—	340	—	—	340
Sale of flow-through shares	1,450	10,320	—	—	10,320
Shares issued for debt refinancing	59	500	—	—	500
Issuance of equity by subsidiary	—	17,643	—	23,707	41,350
Share repurchase	—	(87)	—	—	(87)
Exercise of warrants	—	4	—	—	4
Net loss and comprehensive loss	—	—	(81,075)	(5,019)	(86,094)
Balance, December 31, 2022	47,428	$1,644,144	$(1,321,335)	$33,465	$356,274
Stock-based compensation	66	605	—	—	605
Restricted shares issued	43	366	—	—	366
Proceeds from McEwen Copper financing	—	109,913	—	75,477	185,390
Sale of flow-through shares	1,903	13,428	—	—	13,428
Net income (loss) and comprehensive income (loss)	—	—	54,730	(23,872)	30,858
McEwen Copper Inc. deconsolidation	—	—	—	(85,070)	(85,070)
Balance, December 31, 2023	49,440	$1,768,456	$(1,266,605)	$—	$501,851

McEwen Mining Inc.	Page 8

MCEWEN MINING INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31,

(unaudited, in thousands of U.S. dollars)

	Year ended December 31,
	2023	2022	2021
Cash flows from operating activities:
Net income (loss)	$30,858	$(86,094)	$(56,884)
Adjustments to reconcile net loss from operating activities:
Loss from investment in McEwen Copper Inc.	60,084	—	—
Loss (income) from investment in Minera Santa Cruz S.A.(4)	281	(2,776)	7,533
Gain on sale of mineral property interests	—	—	(2,271)
Depreciation, amortization and depletion	30,307	19,532	25,338
Unrealized (gain) loss on investments	(20,542)	511	(28)
Foreign exchange loss on investments	9,858	—	—
Foreign exchange loss	48,977	2,029	160
Reclamation accretion and adjustments to estimate	2,693	7,168	3,677
Income and mining tax recovery	35,033	(1,856)	(7,315)
Stock-based compensation	971	340	837
Gain on deconsolidation of McEwen Copper Inc.	(224,048)	—	—
Change in non-cash working capital items:
Change in other assets related to operations	7,113	(12,873)	7,887
Change in liabilities related to operations	(24,298)	17,439	1,003
Cash used in operating activities	$(42,713)	$(56,580)	$(20,063)

Cash flows from investing activities:
Additions to mineral property interests and plant and equipment	$(23,021)	$(24,187)	$(34,888)
Proceeds from disposal of property and equipment	—	—	492
Investment in marketable equity securities	(34,157)	—	—
Dividends received from Minera Santa Cruz S.A.	295	286	9,832
Cash outflow on McEwen Copper Inc. deconsolidation	(45,708)	—	—
Cash used in investing activities	$(101,591)	$(23,901)	$(24,564)

Cash flows from financing activities:
Proceeds from McEwen Copper Inc. financing	185,390	41,263	29,875
Proceeds from sale of investment in McEwen Copper Inc.	6,032	—	—
Issuance of flow-through common shares, net of issuance costs	13,428	14,376	11,966
Proceeds from promissory note	—	15,000	40,000
Principal repayment on long-term debt	(25,000)	—	—
Subscription proceeds received in advance	—	(2,850)	2,550
Proceeds from exercise of warrants	—	4	—
Payment of finance lease obligations	(1,637)	(2,338)	(3,408)
Cash provided by financing activities	$178,213	$65,455	$80,983
Effect of exchange rate change on cash and cash equivalents	(48,977)	(2,029)	(160)
(Decrease) increase in cash, cash equivalents and restricted cash	(16,068)	(17,055)	36,196
Cash, cash equivalents and restricted cash, beginning of year	43,579	60,634	24,438
Cash, cash equivalents and restricted cash, end of year	$27,511	$43,579	$60,634

McEwen Mining Inc.	Page 9

NON-GAAP FINANCIAL PERFORMANCE MEASURES

We have included in this report certain non-GAAP performance measures as detailed below. In the gold mining industry, these are common performance measures but do not have any standardized meaning and are considered non-GAAP measures. We use these measures to evaluate our business on an ongoing basis and believe that, in addition to conventional measures prepared in accordance with GAAP, certain investors use such non-GAAP measures to evaluate our performance and ability to generate cash flow. We also report these measures to provide investors and analysts with useful information about our underlying costs of operations and clarity over our ability to finance operations. Accordingly, they are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. There are limitations associated with the use of such non-GAAP measures. We compensate for these limitations by relying primarily on our US GAAP results and using the non-GAAP measures supplementally.

The non-GAAP measures are presented for our wholly owned mines and our interest in the San José mine. The amounts in the reconciliation tables labeled “49% basis” were derived by applying to each financial statement line item the ownership percentage interest used to arrive at our share of net income or loss during the period when applying the equity method of accounting. We do not control the interest in or operations of MSC and the presentations of assets and liabilities and revenues and expenses of MSC do not represent our legal claim to such items. The amount of cash we receive is based upon specific provisions of the Option and Joint Venture Agreement (“OJVA”) and varies depending on factors including the profitability of the operations.

The presentation of these measures, including the minority interest in the San José, has limitations as an analytical tool. Some of these limitations include:

•	The amounts shown on the individual line items were derived by applying our overall economic ownership interest percentage determined when applying the equity method of accounting and do not represent our legal claim to the assets and liabilities, or the revenues and expenses; and

•	Other companies in our industry may calculate their cash cost per ounce and all-in sustaining costs differently than we do, limiting the usefulness as a comparative measure.

Cash Costs and All-In Sustaining Costs

The terms cash costs, cash cost per ounce, all-in sustaining costs (“AISC”), and all-in sustaining cost per ounce used in this report are non-GAAP financial measures. We report these measures to provide additional information regarding operational efficiencies on an individual mine basis, and believe these measures provide investors and analysts with useful information about our underlying costs of operations.

Cash costs consist of mining, processing, on-site general and administrative expenses, community and permitting costs related to current operations, royalty costs, refining and treatment charges (for both doré and concentrate products), sales costs, export taxes and operational stripping costs, but exclude depreciation and amortization (non-cash items). The sum of these costs is divided by the corresponding gold equivalent ounces sold to determine a per ounce amount.

All-in sustaining costs consist of cash costs (as described above), plus accretion of retirement obligations and amortization of the asset retirement costs related to operating sites, environmental rehabilitation costs for mines with no reserves, sustaining exploration and development costs, sustaining capital expenditures and sustaining lease payments. Our all-in sustaining costs exclude the allocation of corporate general and administrative costs. The following is additional information regarding our all-in sustaining costs:

•	Sustaining operating costs represent expenditures incurred at current operations that are considered necessary to maintain current annual production at the mine site and include mine development costs and ongoing replacement of mine equipment and other capital facilities. Sustaining capital costs do not include costs of expanding the project that would result in improved productivity of the existing asset, increased existing capacity or extended useful life.

McEwen Mining Inc.	Page 10

•	Sustaining exploration and development costs include expenditures incurred to sustain current operations and to replace reserves and/or resources extracted as part of the ongoing production. Exploration activity performed near-mine (brownfield) or new exploration projects (greenfield) are classified as non-sustaining.

The sum of all-in sustaining costs is divided by the corresponding gold equivalent ounces sold to determine a per ounce amount.

Costs excluded from cash costs and all-in sustaining costs, in addition to depreciation and depletion, are income and mining tax expenses, all corporate financing charges, costs related to business combinations, asset acquisitions and asset disposal, and any items that are deducted for the purpose of normalizing items.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measure, production costs applicable to sales. The El Gallo mine results are excluded from this reconciliation for 2023, 2022 and 2021 as the economics of residual leaching operations are measured by incremental revenue exceeding incremental costs. Residual leaching costs for the year ended December 31, 2023, were $nil million compared to $0.7 million in 2022 and $9.3 million in 2021. As a result, we have ceased using cash cost and all-in sustaining cost per gold equivalent ounce to evaluate the El Gallo mine on an ongoing basis and have therefore ceased disclosure of such metric:

	Three months ended December 31, 2023			Year ended December 31, 2023
	Gold Bar	Fox Complex	Total	Gold Bar	Fox Complex	Total

	(in thousands, except per ounce)			(in thousands, except per ounce)
Production costs applicable to sales - Cash costs (100% owned)	$25,889	$13,298	$39,187	$67,335	$51,895	$119,230
In-mine exploration	1,705	—	1,705	4,759	—	4,759
Capitalized underground mine development (sustaining)	—	2,119	2,119	—	8,046	8,046
Capital expenditures on plant and equipment (sustaining)	1,374	—	1,374	9,028	—	9,028
Sustaining leases	11	153	164	248	676	924
All-in sustaining costs	$28,979	$15,570	$44,549	$81,370	$60,617	$141,987
Ounces sold, including stream (GEO)	19.2	10.6	29.9	43.0	44.9	87.9
Cash cost per ounce sold ($/GEO)	$1,345	$1,253	$1,313	$1,565	$1,157	$1,356
AISC per ounce sold ($/GEO)	$1,506	$1,467	$1,492	$1,891	$1,351	$1,615

	Three months ended December 31, 2022			Year ended December 31, 2022
	Gold Bar	Fox Complex	Total	Gold Bar	Fox Complex	Total

	(in thousands, except per ounce)			(in thousands, except per ounce)
Production costs applicable to sales - Cash costs (100% owned)	$8,666	$10,742	$19,408	$43,500	$36,845	$80,345
Mine site reclamation, accretion and amortization	218	—	218	1,654	—	1,654
In-mine exploration	505	—	505	3,335	—	3,335
Capitalized underground mine development (sustaining)	—	4,317	4,317	—	15,448	15,448
Capital expenditures on plant and equipment (sustaining)	1,576	—	1,576	3,084	—	3,084
Sustaining leases	191	110	301	1,754	619	2,373
All-in sustaining costs	$11,156	$15,169	$26,325	$53,327	$52,912	$106,239
Ounces sold, including stream (GEO)(1)	8.0	9.4	17.4	26.8	36.1	62.9
Cash cost per ounce sold ($/GEO)	$1,083	$1,137	$1,112	$1,622	$1,020	$1,276
AISC per ounce sold ($/GEO)	$1,395	$1,606	$1,509	$1,989	$1,465	$1,688

McEwen Mining Inc.	Page 11

	Three months ended December 31,		Year ended December 31,
	2023	2022	2023	2022	2021

	(in thousands, except per ounce)
San José mine cash costs (100% basis) (4)
Production costs applicable to sales - Cash costs	$48,680	$51,963	$180,115	$182,195	$196,032
Mine site reclamation, accretion and amortization	93	111	535	400	451
Site exploration expenses	1,831	2,158	9,167	8,946	11,207
Capitalized underground mine development (sustaining)	10,407	10,201	38,346	37,959	27,548
Less: Depreciation	(768)	(499)	(2,930)	(1,990)	(1,971)
Capital expenditures (sustaining)	2,106	3,006	9,224	11,636	15,751
All-in sustaining costs	$62,349	$66,940	$234,457	$239,146	$249,018
Ounces sold (GEO)	39.6	39.3	127.5	139.5	155.3
Cash cost per ounce sold ($/GEO)	$1,228	$1,321	$1,413	$1,306	1,262
AISC per ounce sold ($/GEO)	$1,573	$1,701	$1,840	$1,714	1,603

Technical Information

The technical content of this news release related to financial results, mining and development projects has been reviewed and approved by William (Bill) Shaver, P.Eng., COO of McEwen Mining and a Qualified Person as defined by SEC S-K 1300 and the Canadian Securities Administrators National Instrument 43-101 "Standards of Disclosure for Mineral Projects."

Reliability of Information Regarding San José

The Company accounts for its investment in Minera Santa Cruz S.A., the owner of the San José Mine, using the equity method. The Company relies on the management of MSC to provide accurate financial information prepared in accordance with GAAP. While the Company is not aware of any errors or possible misstatements of the financial information provided by MSC, MSC is responsible for and has supplied to the Company all reported results from the San José Mine, and such results are unaudited as of the date of this release. McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.'s (the "Company") estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward -looking statements and information include, but are not limited to, effects of the COVID-19 pandemic, fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the Company to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves, foreign exchange volatility, foreign exchange controls, foreign currency risk, and other risks. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining's Annual Report on Form 10-K for the fiscal year ended December 31, 2022, Quarterly Report on Form 10-Q for the three and six months ended June 30, 2023, and other filings with the Securities and Exchange Commission, under the caption "Risk Factors", for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by the management of McEwen Mining Inc.

McEwen Mining Inc.	Page 12

ABOUT MCEWEN MINING

McEwen Mining is a gold and silver producer with operations in Nevada, Canada, Mexico and Argentina. In addition, it owns approximately 47.7% of McEwen Copper which owns the large, advanced stage Los Azules copper project in Argentina. The Company’s goal is to improve the productivity and life of its assets with the objective of increasing its share price and providing a yield. Rob McEwen, Chairman and Chief Owner, has a personal investment in the group of US$220 million and takes an annual salary of US$1.

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McEwen Mining Inc.	Page 13